Exhibit 99.1

P R E S S  R E L E A S E

FOR IMMEDIATE RELEASE	Press Contact:
Monte Shaw
June 15, 2007	515-252-6249

Golden Grain Energy, LLC Begins Production at Its Expanded
Ethanol Refinery near Mason City

Iowa Now Has Over 1.9 Billion Gallons of Ethanol Production Capacity

JOHNSTON, IA — The Iowa Renewable Fuels Association (IRFA) today congratulated Golden Grain Energy, LLC for beginning production at its expanded ethanol refinery near Mason City, Iowa.  The facility is now processing corn into over 100 million gallons of ethanol annually with plans and permitting in place to increase production to 150 million gallons annually.

            “At a time when OPEC is threatening the U.S. with substantially higher crude oil prices, its exciting to see a locally-owned Iowa ethanol refinery step up to the challenge of delivering an affordable, home-grown renewable fuel,” said Monte Shaw, IRFA Executive Director.  “How long must we be tied to OPEC and their anti-U.S. policies before the entire country gets serious about energy security?”

Fagen, Inc., the Granite Falls, Minnesota design-build contractor, oversaw the construction and incorporated a process design provided by ICM, Inc. of Colwich, Kansas.

Golden Grain Energy CEO Walter Wendland stated:  “With ideal infrastructure, corn availability, the support of our community, and the support of our members it was an easy decision to expand the ethanol refinery in Mason City.  I feel Golden Grain has the best group of managers and employees in the ethanol business and we will be up to the challenges of operating what has the potential to be nearly the largest dry mill facility in the nation. Golden Grain Energy would like to thank Fagen and ICM for completing the project well ahead of schedule and for their patience while building around an operating plant for the last 13 months.”

Iowa is the leader in renewable fuels production.  Iowa has 11 biodiesel refineries with a combined annual capacity of nearly 200 million gallons in operation.  Three biodiesel refineries under construction will add 120 million gallons of capacity.  In addition, Iowa has 28 ethanol refineries with the capacity to produce over 1.9 billion gallons annually.  There are 19 ethanol refineries under construction or expansion that will add nearly 1.4 billion gallons of annual capacity.  Many additional renewable fuels projects are under development.

The Iowa Renewable Fuels Association was formed in 2002 to represent the state’s ethanol and biodiesel producers.  The trade group fosters the development and growth of the renewable fuels industry in Iowa through education, promotion, legislation and infrastructure development.

###

For more information, visit the Iowa Renewable Fuels Association website at: www.IowaRFA.org